Exhibit 99.6

Lydall, Inc.	Facsimile 860 646-8847
One Colonial Road	www.lydall.com
Manchester, CT 06040	Contact:
Telephone 860 646-1233	Christopher R. Skomorowski

FOR IMMEDIATE RELEASE

LYDALL ANNOUNCES THIRD QUARTER AND

NINE MONTHS ENDED SEPTEMBER 30, 2003 FINANCIAL RESULTS

MANCHESTER, CT, October 21, 2003 — LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2003.

For the quarter, income from continuing operations decreased by 41.7% to $1.9 million or $.12 per diluted share compared to $3.3 million or $.20 per diluted share for the quarter ended September 30, 2002. Net income declined by 66.8% to $1.1 million or $.07 per diluted share compared to $3.3 million or $.20 per diluted share for the third quarter of 2002. Net sales for the third quarter increased by 1.8% to $63.8 million compared to $62.7 million for the same period of 2002. However, excluding the favorable impact of foreign currency translation, net sales for the quarter decreased by 1.6%. Cash Provided by Operating Activities increased $1.2 million or 21.8% for the quarter compared to the third quarter of 2002. For the quarter, the increase in sales in the Thermal/Acoustical Segment was partially offset by lower sales in the Filtration/Separation and Other Products and Services Segments when compared to the third quarter of 2002. The increase in operating income in the Thermal/Acoustical Segment in the quarter was more than offset by lower operating income in the Filtration/Separation and Other Products and Services Segments when compared to the third quarter of 2002.

Year to date, income from continuing operations decreased by 19.6% to $8.1 million or $.50 per diluted share compared to $10.1 million or $.62 per diluted share for the nine months ended September 30, 2002. For the nine months ended September 30, 2003, net income declined 27.7% to $7.3 million or $.45 per diluted share compared to $10.1 million or $.62 per diluted share for the same period in 2002. Year to date, net sales increased 10.4% to $208.3 million compared to $188.7 million for the first nine months of 2002. Cash Provided by Operating Activities increased $4.3 million or 42.0% for the nine month period compared to the same period of 2002. For the year to date, the increase in sales in the Thermal/Acoustical and Filtration/Separation Segments was partially offset by lower sales in the Other Products and Services Segment when compared to the same period of 2002. Consistent with the results for the quarter, the increase in operating income year to date in the Thermal/Acoustical Segment was more than offset by lower operating income in the Filtration/Separation and Other Products and Services Segments when compared to the same period of 2002.

Net income for the third quarter and year to date 2003 includes a charge, net of tax, of $0.8 million or $.05 per diluted share for additional shut down costs and the write off of the remaining assets of the previously discontinued Paperboard Segment. Revenues and earnings for the quarter and year to date have benefited from the effect of foreign currency translation compared to 2002.

- More -

LYDALL, INC. News Release	2 of 4	October 21, 2003

For the quarter, gross margin on net sales declined to 23.4% compared to 25.9% for the third quarter of 2002. Year to date, gross margin was also lower at 24.7% compared to 27.1% for the nine months ended September 30, 2002. For the quarter, the reduction in gross margin is primarily related to higher fixed overhead costs, operational inefficiencies at the automotive operations, unfavorable production variances due to unplanned plant shut downs and lower throughput at certain operations, a change in sales mix in the quarter and higher insurance and pension costs compared to the third quarter of 2002. These factors, as well as some of the factors that affected the results for the first six months, caused the decrease in year to date gross margin percentage compared to the prior year.

Selling, product development and administrative expenses were $11.8 million for the quarter, compared to $11.5 million in 2002. SG&A expenses increased in the quarter primarily due to higher salaries, pension and other employee benefit costs and additional consulting fees related to Sarbanes-Oxley compliance activities, substantially offset by a reduction in the EVA bonus accrual in the quarter.

Commenting on the quarter, David Freeman, President and Chief Executive Officer, said, “We are very disappointed with the performance of the Company in the third quarter. The lower sales level from the prior quarter impacted our gross margins as we were unable to offset fixed costs in any meaningful way. In addition, sales in the Filtration/Separation segment, which traditionally carries higher margins, were lower than the third quarter of last year.”

Mr. Freeman continued, “We currently have underway an active program to evaluate our Company wide cost structure to address the issue of deteriorating margins.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its third quarter results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 289-0508 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with ten operations in the U.S., one in France, one in Germany, and sales offices in Germany, Japan, Singapore and Taiwan focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Stockholders are referred to Lydall’s 2002 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 47% of Lydall’s third quarter 2003 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

- More -

LYDALL, INC. News Release	3 of 4	October 21, 2003

Summary of Operations

In thousands except per share data

(Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$63,825	$62,721	$208,274	$188,665
Cost of sales	48,890	46,505	156,825	137,612

Gross margin	14,935	16,216	51,449	51,053
Selling, product development and administrative expenses	11,757	11,458	38,030	35,427

Operating income	3,178	4,758	13,419	15,626

Other (income) expense:
Investment income	(2)	(14)	(29)	(38)
Interest expense	209	246	748	631
Foreign currency transaction losses (gains), net	6	(84)	9	(138)
Other, net	—	20	—	(4)

	213	168	728	451

Income from continuing operations before income taxes	2,965	4,590	12,691	15,175
Income tax expense	1,062	1,324	4,544	5,036

Income from continuing operations	1,903	3,266	8,147	10,139

Discontinued operations:
Loss on disposal of discontinued segments, net of tax	(819)	—	(819)	—

Loss from discontinued operations	(819)	—	(819)	—

Net income	$1,084	$3,266	$7,328	$10,139

Basic earnings per common share:
Continuing operations	$0.12	$0.20	$0.51	$0.63
Discontinued operations	(0.05)	—	(0.05)	—

Net income	$0.07	$0.20	$0.46	$0.63

Diluted earnings per common share:
Continuing operations	$0.12	$0.20	$0.50	$0.62
Discontinued operations	(0.05)	—	(0.05)	—

Net income	$0.07	$0.20	$0.45	$0.62

Weighted average common shares outstanding	16,104	16,011	16,088	15,997
Weighted average common shares and equivalents outstanding	16,283	16,335	16,172	16,329

Summary of Segment Information
In thousands
(Unaudited)
	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Sales
Thermal/Acoustical	$40,097	$36,078	$130,446	$109,794
Filtration/Separation	17,144	19,186	56,741	55,777
Other Products and Services	6,975	7,967	22,511	24,502
Reconciling Items	(391)	(510)	(1,424)	(1,408)

Consolidated Totals	$63,825	$62,721	$208,274	$188,665

Operating Income
Thermal/Acoustical	$4,729	$4,476	$17,183	$16,247
Filtration/Separation	2,012	3,257	7,450	8,895
Other Products and Services	307	697	1,713	2,121
Reconciling Items	(3,870)	(3,672)	(12,927)	(11,637)

Consolidated Totals	$3,178	$4,758	$13,419	$15,626

- More -

LYDALL, INC. News Release	4 of 4	October 21, 2003

Financial Position

In thousands except ratio data

	June 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$2,021	$2,596
Working capital	$59,221	$44,921
Total debt	$23,986	$25,914
Stockholders’ equity	$140,339	$130,068
Total capitalization	$164,325	$155,982
Current ratio	2.59	2.10
Total debt to total capitalization	0.15	0.17

Cash Flow
In thousands
(Unaudited)
	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Cash provided by operating activities	$6,932	$5,692	$14,638	$10,312
Cash used for investing activities	$(4,811)	$(3,833)	$(12,710)	$(10,058)
Cash (used for) provided by financing activities	$(2,939)	$(1,498)	$(2,806)	$133
Depreciation and amortization	$3,222	$2,827	$9,717	$8,129
Capital expenditures	$4,811	$3,990	$12,837	$10,147

Common Stock Data
Third Quarter Ended September 30,
	2003	2002
High	$12.72	$14.54
Low	$10.31	$9.60
Close	$12.01	$11.80

1,778,600 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the third quarter of 2003.

###